CORPORATE CONSULTING
SERVICES AGREEMENT

THIS CORPORATE CONSULTING SERVICES AGREEMENT is dated for reference effective (the “Effective Date”) as of the 1st day of January, 2007.

BETWEEN:

ASHER ZWEBNER, having an address for delivery and service located at 20A Rehov Sharei Torah, Bayit Vegan, Jerusalem, Israel 96387

(the “Consultant”);

OF THE FIRST PART

AND:

SINOBIOMED INC. a company established under the laws of the State of Delaware, and having its address for notices hereunder at Room 3304, Bldg. #6, Lane 218, Wu-Zhou Road, Zhong-Huang Plaza, Shanghai, China 200080

(the “Company”);

OF THE SECOND PART

(the Consultant and the Company being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires. In this Agreement “Company” shall also include any listed affiliates where the Consultant provides services thereto and receives performance shares or options or other equity therein and such shall be deemed as if issued and contracted by the Company for the purposes of, inter alia, termination fee provisions).

WHEREAS:

A. The Company is in the business (the “Business”) of developing genetically engineered recombinant protein drugs and vaccines that respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration and in order to help comply, satisfy and maintain the Company’s reporting obligations in the United States, requires the skills, advice and supervision of a suitable chief financial officer;

B. The Company wishes to retain the Consultant under this agreement (the “Agreement”) to act as the Company’s chief financial officer to assist the Company with its accounting procedures and policies, to establish and maintain proper internal financial controls, to assist the Company with its reporting requirements and to provide financial advice (such forms of interest of the Company generally called the “Objectives”);

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT THE PARTIES HERETO AGREE AS FOLLOWS:

Article I

SERVICES AND RESPONSIBILITIES OF THE CONSULTANT

1.1 Consultant Services. The Consultant will provide such services specified herein on a proactive basis or as the Company may request, from time to time, in order to assist the Company to attempt to achieve the Objectives. Together with such instructions and variations as the Company may give, the Consultant will provide the following specific services and functions to the Company in pursuit of the Objectives:

(a)	acting as the chief financial officer of the Company;

(b)	preparation of quarterly and annual reports as required under Sections 13(d) and 15 of the Securities and Exchange Act of 1934, as amended;

(c)	acting as a member of the audit committee and to assist with communications and discussions with the Company’s independent registered public accountants;

(d)	assistance with establishing accounting procedures and policies as well as establishing and maintaining internal financial controls and procedures; and

(e)	such other assistances as the board may reasonably request to achieve the Objectives;

(such above-referenced Objectives services being, collectively, the “Consulting Services”).

Article II

INFORMATION TO BE PROVIDED BY THE COMPANY

2.1 Information to be made available. The Company agrees to make available to the Consultant all corporate, financial and operating information, Company personnel or other consultants, and other reasonable resources which are reasonably necessary and sufficient to allow the Consultant to perform the Consulting Services. The Consultant may provide Company information to legal and accounting advisers, and other persons, but that such dissemination shall be effected with proper prudence and subject to such reasonable conditions and restrictions as the Company deems necessary or appropriate and subject to insider information rules and restrictions. The Consultant will use such information only for the purposes set out herein and for no competitive or other purpose whatsoever.

2.2 Accuracy of the information. The Company agrees that it will bear sole responsibility for the accuracy and completeness of the information provided to the Consultant, except for any information created solely by the Consultant. The Company represents and warrants that the information will be accurate and complete in all material respects and not misleading and will not omit to state any fact or information which would be material in its estimation.

2.3 Material change in information. The Company agrees to advise the Consultant promptly of any material change in the affairs of the Company or in any information provided to the Consultant from the date at which such information is given.

Article III

COMPLIANCE WITH LAWS

3.1 Consultant Compliance Issues. The Consultant shall comply with all laws, whether federal, provincial or state, applicable to the Consulting Services provided by it and, when requested by the Company, will advise the Company of any particular compliance issues affecting any Consulting Services for which the Consultant’s services have been engaged.

3.2 Company Compliance Issues. The Company shall comply with all laws, whether federal, provincial or state, applicable to the Consulting Services and the Company. The Company shall effect best efforts to maintain its registration as a listed issuer in good standing.

3.3 Insider Issues. The Consultant shall comply with all reasonable endeavors of the Company, industry practice, and law and regulation to ensure that it affords security to information of the Company and that the Consultant, or any persons with whom the Consultant works or with whom the Consultant deals, do not employ information of the Company in any manner contrary to law or fiduciary obligations.

3.4 Trading. In the event that the Consultant, or any person with whom the Consultant works or with whom the Consultant deals, trades in the Company’s, or affiliates, securities then the Consultant shall employ reasonable prudence and good market practice as to such trading and shall effect such in compliance with law.

Article IV

TERM, RENEWAL AND TERMINATION

4.1 Term. The Term of this Agreement (the “Term”) is for a period of one year commencing on January 1, 2007 (the “Effective Date”) and terminating January 1, 2008 and includes any renewal periods.

4.2 Renewal. This Agreement shall renew automatically for subsequent one-year periods if not specifically terminated in accordance with the following provisions. Renewal shall be on the same terms and conditions contained herein, unless modified and agreed to in writing by the Parties, and this Agreement shall remain in full force and effect (with any collateral written amendments) without the necessity to execute a new document. A Party hereto determining not to renew agrees to notify the other Parties hereto in writing at least 60 calendar days prior to the end of the Term of its intent not to renew this Agreement (the “Non-Renewal Notice”).

In this Agreement the “Effective Date of Termination” shall mean, in the relevant circumstance, the 60th day from the Non-Renewal Notice or the 30th day from notice given in section 4.3(a) below or the date of the event of sections 4.3 (b) or (c) or, in any other circumstance, the date of noticed termination or of constructive or event of termination.

4.3 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by a Party upon written notice if:

(a)
the other Party fails to cure a material breach of any provision of this Agreement within 30 calendar days from its receipt of written notice from said Party (unless such breach cannot be reasonably cured within said 30 calendar days and the other Party is actively pursuing curing of said breach); or

(b)	the other Party commits fraud or serious neglect or misconduct or illegal act in the discharge of its respective duties hereunder or under the law; or

(c)	the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such petition is not dismissed.

4.4 Disability. If Consultant is unable to continue the engagement, whether through disability or other disabling state, then the Company may terminate this Agreement as a without fault termination. If physically capable, Consultant shall be made available for consultation for up to ten (10) hours per month, non-cumulative, at no cost to the Company. For additional hours per month, the Consultant shall be paid a rate of $100 per hour.

4.5 Death. In the event that the Consultant dies, the Company shall terminate this Agreement as a without fault termination and the Consulting Fee (as defined below) shall be payable to the Consultant’s estate.

4.6 Return of Materials. Upon termination of this Agreement:

(a)
The Consultant agrees that all Company property, including without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents (collectively, the “Confidential Information”), copies of any of the foregoing, and equipment furnished to or prepared by the Consultant in the course of or incidental to this Agreement and the duties hereof, including, without limitation, records and any other materials pertaining to the Company or its Business, belonging to the Company shall be promptly returned to the Company upon termination and the Consultant shall keep no copies thereof, except as may be agreed in writing on agreed terms with the Company; and

(b)
The Consultant agrees that all Confidential Information is received or developed in confidence and for the exclusive benefit of the Company. During this Agreement and thereafter, the Consultant will not, directly or indirectly, except as required by the normal business of the Company or expressly consented to in writing by the Company:

(i)	disclose, publish or make available, other than to an authorized employee, officer, or director of the Company, any Confidential Information;

(ii)	acquire, possess for his own interest, sell, transfer or otherwise use or exploit any Confidential Information;

(iii)	permit the sale, transfer, or use or exploitation of any Confidential Information by any third party; or

(iv)
retain upon termination or expiration of this Agreement any Confidential Information, any copies thereof or any other tangible or retrievable materials containing or constituting Confidential Information;

Article V

COMPENSATION OF THE CONSULTANT

5.1 Compensation to the Consultant. The Consultant shall be compensated for the Consulting Services by way of the Company issuing 100,000 restricted shares of common stock of the Company on a post forward stock split basis that was effective March 2, 2007 (the “Consultant Shares”) to the Consultant within 10 days of the full execution of this Agreement, with such Consultant Shares being deemed to have been earned by the Consultant as of January 1, 2007. The Consultant Shares shall be held in escrow by the Company’s legal counsel acting as the escrow agent in accordance with the terms and provisions of the Escrow Agreement attached hereto as Schedule “A”. If the Consultant is terminated prior to the end of the Term in accordance with this Agreement, then the Parties hererto agree that the percentage of the Consultant Shares equivalent to the number of days remaining in the Term after the date of termination divided by 365 days shall be surrendered by the Consultant to the Company for cancellation. The Consultant agrees that in the case of the Consultan’s termination prior to the completion of the Term, the Company is authorized to provide a copy of the termination notice and written instructions to the escrow agent with respect to the amount of Consultant Shares to be delivered back to the Company for surrender and cancellation, with the Company providing a copy of such written instructions to the Consultant.

5.2 Reimbursement of Expenses. During the Term the Company shall reimburse the Consultant for all invoiced and substantiated expenses properly incurred for the Consulting Services within 30 days of invoice. The Company shall not be responsible for expenses unless it has given approval as follows:

(a)	Any single expense in excess of $500; and

(b)	Any month in which it is anticipated that aggregate expenses will exceed $2000.

Article VI

INFORMATION AND ADVICE CONFIDENTIAL

6.1 Confidential Information. No information furnished hereunder in connection with the Consulting Services shall be published by any Party without the prior written consent of the other Party, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

6.2 Confidentiality by the Consultant. The Consultant will not, except as authorized or required by the Consultant’s duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of the Company, or of any of its subsidiaries, which may come to the Consultant’s knowledge during the Term, and the Consultant will keep in complete secrecy all confidential information entrusted to the Consultant and will not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company’s Businesses and shall not use or permit the same to be used for any purpose of the Consultant not in the pursuit of this Agreement or by any competitor or third party. The Consultant shall immediately advise the Company at the time it shall come to the Consultant’s knowledge of any party employing the Company’s information for purposes not authorized by this Agreement or the Company and the Consultant shall give the Company all reasonable assistance to protect the Company’s information, at the Company’s cost. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

6.3 Opinions, Reports and Advice of the Consultant. The Consultant acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Consultant to the Company in connection with the Consultant’s engagement hereunder are intended solely for the Company’s benefit and for the Company’s use only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Company. In this regard the Consultant agrees that the Company may utilize any such opinion, report, advice and materials for its purposes but the Company shall not publish the same or use the same, or extracts thereof, for purposes not specifically intended by the Consultant without the Consultant’s written permission. The Consultant agrees that all resources, opportunities, or other matters of value developed or pursued pursuant to this Agreement are the property of the Company and shall accrue to the Company solely.

6.4 Right of Ownership to the Business and related Property. The Consultant hereby acknowledges and agrees that any and all technology and Business interests of the Company, together with any improvements derived therefrom, and any patents, copyright, trade marks or trade names used in connection with the same (collectively, the “Property”), are wholly owned and controlled by the Company. In this regard the Consultant hereby further covenants and agrees not to, during or after the Term, contest the title to any of the Company’s Property interests, in any way dispute or impugn the validity of the Company’s Property interests or take any action to the detriment of the Company’s interests therein. The Consultant acknowledges that, by reason of the unique nature of the Property interests, and by reason of the Consultant’s knowledge of and association with the Property interests during the Term, the aforesaid covenant, both during the term of this Agreement and thereafter, is reasonable and commensurate for the protection of the legitimate business interests of the Company. The Consultant hereby further covenants and agrees to immediately notify the Company of any infringement of or challenge to any of the Company’s Property interests as soon as the Consultant becomes aware of the infringement or challenge.

6.5 Consultant’s Business Conduct. The Consultant warrants that it shall conduct its Consulting Services and other related activities in a manner which is lawful and reputable and which brings good repute to the Company, the Consultant and the Business interests. In this regard the Consultant warrants to provide all Consulting Services in a sound and professional manner such that the same meets superior standards of performance quality within the standards of the industry or as set by the specifications of the Company.

Article VII

INDEMNIFICATION AND LEGAL PROCEEDINGS

7.1 Indemnification. Each Party agrees to indemnify and save the other, its affiliates and their respective directors, officers, employees and agents (each an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of breach of this Agreement or of law by the defaulting Party. Specifically, but not to derogate from the forgoing but for certainty for the comfort of the Consultant, the Company agrees to indemnify the Consultant for any actions, losses, proceedings, or other harm suffered, including legal costs as incurred, in the service of the Company except only where such harm was suffered by the Consultant primarily as a consequence of its own grossly negligent or unlawful conduct.

7.2 Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

7.3 Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought, the Indemnified Party will give prompt written notice of any such action of which the Indemnified Party has knowledge and the indemnifying Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the relevant Party of such relevant Party’s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the relevant Party of substantive rights or defenses.

7.4 Settlement. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties hereto, such consent not to be unreasonable withheld.

7.5 Legal Proceedings. Notwithstanding that the indemnifying Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the indemnifying Party;

(b)	the indemnifying Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)	the indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between the Parties; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the indemnifying Party.

Article VIII

FORCE MAJEURE

8.1 Events. If either Party hereto is at any time during this Agreement prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its obligations hereunder shall be extended by a period of time equal in length to the period of each prevention or delay.

8.2 Notice. A Party shall within seven calendar days give notice to the other Party of each event of force majeure under section 8.1 hereinabove, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article IX

DEFAULT AND TERMINATION

9.1 Default. The Parties hereto agree that if either of the Parties is in default with respect to any of the provisions of this Agreement (hereinafter referred to as the “Defaulting Party”), the non-defaulting Party (hereinafter referred to as the “Non-Defaulting Party”) shall give notice to the Defaulting Party designating such default, and within thirty (30) business days after its receipt of such notice, the Defaulting Party shall either:

(a)
cure such default, or diligently commence proceedings to cure such default and prosecute the same to completion without undue delay, with notice to the Non-Defaulting Party of the procedures it has instigated to cure; or

(b)	give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to the appropriate tribunal.

If default is not addressed appropriately in the form required by (a) above, or cured within 30 days of a tribunal’s finding of default, then the Non-Defaulting Party may terminate this Agreement at any time, without prejudice to any claims it may have for an accounting or damages.

Article X

NOTICE

10.1 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered to the other Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof. Transmission by facsimile, with electronic confirmation, shall be considered delivery.

10.2 Change of Address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article XI

GENERAL PROVISIONS

11.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto in respect to this subject matter and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

11.2 Enurement and Assignment. This Agreement will enure to the benefit of and will be binding upon the Parties, their respective heirs, executors, administrators and permitted assigns. This Agreement may not be assigned as to any part by any Party without the permission in writing of the other Party, such permission not to be unreasonably withheld.

11.3 Time of the Essence. Time will be of the essence of this Agreement.

11.4 Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts of the Province of British Columbia.

11.5 Invalid Provisions. If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

11.6 Currency. Unless otherwise stated, all references in this Agreement to currency shall be United States currency.

11.7 Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any Court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

11.8 Warranty of Good Faith. The Parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with due diligence and to employ all reasonable endevours to fully comply with and conduct the terms and conditions of this Agreement.

11.9 Representation and Costs. It is hereby acknowledged by each of the Parties hereto that, as between the Company and the Consultant, Devlin Jensen, Barristers and Solicitors, acts solely for the Company, and that the Consultant has been advised to obtain independent legal advice with respect to this Agreement and that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

11.10 Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution date as set forth on the front page of this Agreement.

11.11 Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be valid unless it is in writing, be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation or constitute a general waiver under this Agreement, or eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

IN WITNESS WHEREOF the Parties hereto have hereunto set their hands and seals in the presence of their duly authorized signatories effective as at the date first above written.

SIGNED and DELIVERED by	)
ASHER ZWEBNER	)
the Consultant herein, in the presence of:	)
)
/s/ Omnit Osterman	)
Witness Signature	)	/s/ Asher Zwebner
	)	ASHER ZWEBNER
32 Bavli St., Tel Aviv, Israel	)
Witness Address	)
)
Administrative Assistant	)
Witness Name and Occupation	)

The CORPORATE SEAL of	)
SINOBIOMED INC., the Company	)
herein, was hereunto affixed in the presence of:	)	(C/S)
)
/s/ Ban-Jun Yang	)
Authorized Signatory	)
)
Ban-Jun Yang, President	)
(print name and title))

SCHEDULE “A”

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made and dated for reference effective as of the 1st day of January, 2007 (the “Effective Date”) and is a collateral agreement and attached as a document to the above Corporate Consulting Services Agreement (“Consulting Agreement”).

BETWEEN:

SINOBIOMED INC.

(hereinafter referred to as the “Issuer”);

OF THE FIRST PART
AND:

ASHER ZWEBNER

(hereinafter referred to as "Consultant")

OF THE SECOND PART

(the foregoing hereinafter also singularly referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

AND:

Devlin Jensen or such escrow agent as the Parties may subsequently appoint or such escrow agent as subsequently may be appointed by Devlin Jensen or a court of competent jurisdiction, of 2550-555 West Hastings Street, Vancouver, BC V6B 4N5

(hereinafter referred to as the "Escrow Agent" but not a “Party”);

OF THE THIRD PART

WHEREAS:

A.	The Parties have requested that the Escrow Agent act as escrow holder of the Consulting Shares as contemplated by the Consulting Agreement and the Escrow Agent has agreed subject to the below terms;
B.
All defined terms of the Consulting Agreement are herein incorporated by reference but none of the terms or obligations of the Consulting Agreement are incorporated herein and the Escrow Agent is not imposed with any obligations other than those of this Escrow Agreement;

C.
The Issuer has also joined to this Agreement to assist in the correction of any defects of Consulting Shares or delivery and to ensure the transfer of the Consulting Shares back to the Company, if required;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and consideration now provided by each of the Parties and the Escrow Agent hereto, each to the other (the receipt whereof is hereby acknowledged), and in further consideration of the mutual covenants and conditions hereinafter contained, the Parties each with the other and with the Escrow Agent hereto agree as follows:

1.
The Issuer and Consultant hereby agree to the deposit of the Consulting Shares and Transfer Documents (collectively hereafter the “Shares”) with and that the same shall be delivered to the Escrow Agent to be held in accordance with this Agreement.

2.
The Escrow Agent hereby agrees to accept delivery and custody of the Shares for the purposes of this Agreement on the following specific agreements and understanding by the Issuer and Consultant and such Parties warrant irrevocably to abide by and that they are bound by such provisions:

(a)
the Escrow Agent is general counsel for the Issuer but not for this document, such is recognized by the Parties, all Parties waive conflict thereof, the Issuer and Consultant have received actual and specific legal counsel from separate counsel in regard to this matter, and the Issuer and Consultant are executing this Agreement without any reliance or expectation whatever of the Escrow Agent except as escrow holder as specifically required by the terms of the escrow of this Agreement;

(b)
this agreement constitutes covenants only and there is no trust hereof and should any trust be implied hereof (which would be contrary to the intention of this Agreement) then such is a limited trust specifically for the purposes of this Agreement and for no other purpose, shall be interpreted strictly and with limitation and not by inferential interpretation and not widely and generously;

(c)
the Escrow Agent may resign at any time and tender the Shares to court or appoint an alternate escrow agent and tender the Shares to the alternate and immediately upon such tendering the Escrow Agent shall be relieved of all and any accountability thereafter;

(d)
the duty of the Escrow Agent is solely that of good faith and normal care merely to preserve the Shares and communicate adequately with the Parties and the Escrow Agent shall have no duty or obligation to determine any rights between the Parties, to interpret this Agreement, or to take any other act other than to preserve the Shares. In the event of conflict in respect to the Shares the Escrow Agent may determine to retain possession of the Shares without liability whatsoever until instructed by mutual direction of the Parties or until directed by a court of competent jurisdiction. In the event that the Escrow Agent has communicated any matter to a Party notifying of an act or an understanding or an interpretation or an intention to deliver or receipt of a matter or any other matter for which the Escrow Agent is giving information or notice or requesting response then a Party shall not complain and shall have waived all right to complain for the matters disclosed therein if the Party has not objected within five business days thereof and if the Escrow Agent is requesting response then a Party shall answer within such time frame. The Escrow Agent shall be absolutely entitled to rely upon the veracity, truthfulness, authenticity, and integrity of communication by the Parties and shall not be obliged to inquire as to their bona fides or assume any defect therein and should a Party effect false communications or should a third party employ instruments of the Parties to effect false or deceptive acts then the Escrow Agent shall have no liability therefore. In the event the Shares are lost or destroyed while in the possession of the Escrow Agent, the Parties agree that such is a non-actionable accident without cost or recourse to the Escrow Agent and the Parties warrant to effect all matters as shall be required to cancel the lost certificate and replace the same into the possession of the Escrow Agent;

(e)
the Parties waive any and all claims against the Escrow Agent for any acts conducted pursuant hereto except only where the Escrow Agent acts in fraud or overt bad faith for personal profit (and for such purpose error, negligence, confusion or mistake of interpretation, force majeure, act of third party, employee error and the like shall not be extended to be interpreted as bad faith but bad faith shall mean its normal and extreme meaning of an act taken with the objective intent of effecting a wrong purpose) and any claim in respect to the same shall be consequent upon actual and observable and documented default of such nature and not inferential or interpretive or speculative and in the interpretation of such matters the onus and burden of proof (whether at trial or on a motion, inter alia, by the Escrow Agent to dismiss for insufficient evidence) shall be on the claimant making claim against the Escrow Agent and shall be on a level of beyond a reasonable doubt. A Party making complaint against the Escrow Agent for default based upon inferential, speculative or interpretive claims shall be deemed irrevocably to be acting in bad faith and maliciously or for collateral improper purposes (in this latter case such shall be inferred if the facts reasonably illustrate that such claim is made in whole or in part to exert a leverage) and such a claiming Party shall be liable for the maximal damages and costs allowable in the appropriate jurisdiction;

(f)
the Parties, jointly and severally (and a contributing Party shall have a right of claim from the non-contributing Parties), do hereby warrant and agree from time to time and at all times hereafter well and truly to save, defend and keep harmless and fully indemnify the Escrow Agent, its successors and assigns, from and against all loss, costs, charges, damages and expenses which the Escrow Agent, its successors or assigns, may at any time hereafter bear, sustain, suffer or be put to for or by reason or on account of its acting as Escrow Agent pursuant to this Agreement except only in the event of bad faith or fraud, which shall not be assumed or employed as a plea to defeat a claim for indemnity unless such has first been adjudged by a court of competent jurisdiction. Unless a claimant shall first have received approval of a court of competent jurisdiction, pursuant to motion duly served and replied in the ordinary course (and not ex parte or expedited), and unless such court has found on a balance of probabilities on the evidence served by both parties that the Escrow Agent did probably commit fraud or bad faith, then failure to pay indemnity or advance costs shall be a fundamental default of this Agreement and shall be irrevocably deemed to be an act of bad faith and malice and the claim of the claimant shall be dismissed completely with prejudice for such matter alone. The Escrow Agent may, at it sole election, require that one or either Parties pre-advance any costs or fees to which the Escrow Agent may be put upon delivering to such Party estimates, quotes, or bills of the relevant professionals; and

(g)
in case proceedings should hereafter be taken in any court respecting the Shares hereby escrowed or respecting the Escrow Agent and its duties and acts (or allegations of misdeeds), the Escrow Agent shall not be obliged to defend any such action or submit its rights to the court until it shall have been indemnified by good and sufficient security or advance of expected costs in addition to the indemnity given against its costs of such proceedings and in the event that a Party or Parties refuses or neglects to provide indemnity or otherwise violates the terms of this section then the Escrow Agent shall have, as a matter of right, the election to enjoin and suspend the proceedings until the Parties provide proper and sufficient indemnity and until the actions and pleadings of the Parties are consistent with and compliant with the obligations and restrictions of this section and in the event that a pleading Party does not so conform its actions and provide indemnity then the Escrow Agent shall have the right, and the pleading Party waives all defenses, to have any actions dismissed with prejudice as a consequence of such default of the pleading Party.

3.	The Shares shall be delivered into possession of the Escrow Agent to be held and delivered by the Escrow Agent as follows in accordance with the following circumstances:

(a)
the Shares shall be delivered to the Consultant in the event that the Consultant provides the Escrow Agent with notice that is has completed the Consulting Services for the Term, and upon the Escrow Agent giving the Issuer five (5) business days notice, the Issuer has not provided documentary proof materially contravening the Consultant’s notice; or

(b)
a percentage of the Shares equivalent to the number of days remaining in the Term after the date of termination of the Consultant divided by 365 days shall be delivered to the Issuer and the remainder of the Shares shall be delivered to the Consultant in the event that the Issuer provides the Escrow Agent with notice of the Consultant’s termination and the number of days remaining in the Term, and upon the Escrow Agent giving the Consultant five (5) business days notice, the Consultant has not provided documentary proof materially contravening the Issuer’s notice; or

(c)
in the event that if neither Party has given notice as to instruction for delivery of the Shares within one month of the completion of the Term the Escrow Agent may determine, after ten business days notice, to deliver the Shares to the Consultant or, failing delivery by non-acceptance or non-location of the Consultant, to the Issuer.

Instructions to or by the Escrow Agent as to the forgoing shall be given by written copy to the Escrow Agent with copies to the Parties. In all matters in respect to the forgoing the Escrow Agent shall copy each Party with all correspondence. At the time of intention to deliver the Shares as above if no objection is taken within the stated time then the Parties shall have no complaint and the Escrow Agent shall be fully and completely discharged of all duties, accountabilities or claims and this Agreement shall terminate but that the provisions of section 2 hereof shall continue for the benefit of the Escrow Agent for a period of ten years.

The Consultant hereby permits the Escrow Agent to register the Shares in the name of the Escrow Agent, or any contracted nominee, and to split the Shares into several certificates for the purposes of efficient administration of this escrow. The Escrow Agent or his nominee shall provide the Consultant with voting powers of attorney in respect to any Shares so registered.

4.
The Issuer agrees that the Shares are delivered pursuant to exemptions from prospectus requirements, the Consultant is an exempt sophisticated/accredited investor who does not require qualification, filing, notice, or other qualifying act in their jurisdiction and the Consultant agrees and acknowledges that the Shares are or may be subject to restrictions under prevailing securities laws and that the certificate for the same will be impressed with the appropriate legends advised by counsel.

5.
The Consultant shall be entitled to a letter or receipt from the Escrow Agent stating the Shares are held by the Escrow Agent subject to the terms of this Agreement; but such letter or receipt shall not be assignable. The cost of this Agreement shall be borne by the Issuer.

6.
This Agreement shall enure to the benefit of and be binding upon the Parties and the Escrow Agent hereto, their and each of their heirs, executors, administrators, successors and permitted assigns. All notices shall be delivered to the Parties at the addresses set forth in the Consulting Agreement or to the e-mails set forth below and delivery thereto shall be considered absolute regardless of whether an occupant is present. All addresses for notice shall be changed only with delivery of notice of change.

7.
This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement and such parts, if more than one, shall be read together and construed as if all the signing Parties hereto had executed one copy of this Agreement. This Agreement and executions may be exchanged by fax and such faxed copies shall be irrevocably deemed originals.

8.	This Agreement shall be subject to the exclusive jurisdiction of British Columbia and the courts thereof.

9.
The Consultant warrants that regardless of any defect, actual or alleged, in any transfer documents of the Shares, or of the Shares, that the Consultant will take and act upon and conclude, without debate, the requests of the Escrow Agent, or the Issuer (individually or collectively) to transfer a proportionate amount of the Shares to the Issuer at such time as the Issuer may take the same in accordance with the Consulting Agreement.

IN WITNESS WHEREOF the Parties have executed these presents as and from the day and year above written.

DEVLIN JENSEN	)
	)	E-Mail Address: mshannon@devlinjensen.com
)
/s/ Michael Shannon	)
Per: Authorized Signatory	)

SINOBIOMED INC.	)
	)	E-Mail Address:
)
/s/ Ban-Jun Yang	)
Per: Authorized Signatory	)

ASHER ZWEBNER	)
	)	E-Mail Address: asher@fxmng.com
)
/s/ Asher Zwebner	)
Signature